Exhibit 99.2

David W. Trench, Esq
Direct Dial: (305) 350-2359
Direct Fax: (305) 351-2261
E-Mail:  dtrench@bilzin.com

 January 8, 2008

VIA EMAIL, FACSIMILE AND REGULAR MAIL

Jonathan M. Weis, Esquire
Levin Ginsburg
180 North LaSalle Street
Suite 3200
Chicago, Illinois  60601

RE:            Alleged Default under Revolving Note
  Your File No. 337438

Dear Mr. Weis:

Your letter of January 2, 2008 to Mr. Wayne Moor has been sent to us for response.

Reference is made to the revolving note dated as of May 29, 2003 (as amended, the "Note") executed by Dyadic International, Inc. (now known as Dyadic International (USA), Inc.), a Florida Corporation (the "Company"), and the security agreement dated as of May 29, 2003, as amended by the first amendment to the security agreement dated as of August 19, 2004 (the "Security Agreement") by and between the Company and the Mark A. Emalfarb Trust under agreement dated October 1, 1987 (the "Lender").

Your letter asserts that the Note is in Default (as defined in the Note) because the Events (as defined in that letter) recited in the purported Notice (as defined in that letter) have continued for more than ninety (90) days after the purported Notice.  We disagree.  None of the Events constitutes a Default under the Note and no event has occurred and continued for more than ninety (90) days that would constitute a Default under the Note.

The Note is current, with all payments required by the terms of the Note having been paid and the Company has sufficient assets to make all principal and interest payments under the Note when they become due and payable.  Accordingly, the Note is not in Default, and your demand is improper.

We have also received and reviewed your letter to Wayne Moor dated January 7, 2008.  Since the Note is not in Default, the Lender's demands in that letter are likewise improper.  This includes the Lender's demand that the Company notify all of the Company's account debtors of the Security Agreement and direct such account debtors to pay directly to the Lender all amounts due or to become due to the Company.  The Company will do no such thing, nor will it send to your attention a list of its account debtors.  In addition, the Company will continue to use, consume or sell its inventory as it has in the past.

Both the Security Agreement and Note are governed by Florida law.  Any effort by the Lender to interfere with the Company's contracts or advantageous business relationships with its account debtors will be treated as a tortious event and the Company will seek damages to the extent harm is suffered as a result of any such action.  In addition, while both the Security Agreement and the Note provide that the Company is obligated to pay the Lender's attorney's fees in connection with the enforcement of the Lender's rights under the Loan Documents (as defined in the Note), under Florida law, such a provision is interpreted to allow a borrower to collect its attorney's fees in litigation in which a borrower prevails.

In the event the Lender takes any action to enforce the Note or the Security Agreement on the basis of the purported Notice and the January 2, 2008 letter, the Company will defend against such action and seek to recover its attorney’s fees and costs in doing so.

Sincerely,

David W. Trench

DWT/asm
cc:            Dyadic International, Inc.